Exhibit 10.1

Execution Version

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of September 28, 2017 by and among comScore, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in various discussions and communications regarding the Company;

WHEREAS, as of the date hereof, Starboard has a combined beneficial and economic ownership interest in shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”) totaling, in the aggregate, 2,775,000 shares, or approximately 4.8% of the Common Stock issued and outstanding on the date hereof (“Starboard’s Ownership”);

WHEREAS, the Board of Directors of the Company (the “Board”) has considered the qualifications of Wesley Nichols, Paul Reilly and Bryan Wiener (the “Independent Appointees”); and

WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Appointments; Leadership Structure and Related Agreements.

(a) Board Appointments.

i. The Company agrees that in accordance with the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated By-Laws (the “Bylaws”), Delaware law and this Agreement, no later than three (3) business days following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions (including by increasing the size of the Board) to appoint the Independent Appointees to the Board and apportion the Independent Appointees among the classes of directors such that the Independent Appointees and the five (5) directors serving on the Board immediately prior to the execution of this Agreement are apportioned among the classes of directors as set forth on Exhibit A.

ii. In addition to the Independent Appointees, during the Standstill Period (as defined below), Starboard shall have the right to recommend two additional directors for appointment to the Board as follows: (A) an individual who meets the criteria set forth in Section 1(a)(iv) (the “Additional Independent Appointee”) and (B) an individual that is either

(1) one (1) of Starboard’s partners or (2) another individual who meets the criteria set forth in Section 1(a)(iv) (the “Starboard Appointee”), provided that with respect to the appointment of the Starboard Appointee, such appointment right shall continue so long as Starboard’s Ownership is at least the lesser of 4.0% of the Company’s then outstanding Common Stock and 2,292,169 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”). If the Starboard Appointee is one of Starboard’s partners, then such Starboard partner will be approved and appointed to the Board no later than five (5) business days following the submission of all completed documentation required by Sections 1(i)(iv) and 1(i)(v) and so long as such Starboard partner qualifies as “independent” pursuant to Applicable Exchange Standards (as defined below). With respect to the appointment of any Starboard Appointee who is not a Starboard partner and the Additional Independent Appointee, the Parties shall follow the procedures set forth in Section 1(a)(v). For the avoidance of doubt, if the Additional Independent Appointee and/or the Starboard Appointee, as the case may be, are appointed to the Board prior to the mailing of the Company’s definitive proxy statement for the next annual meeting of stockholders of the Company (the “Next Annual Meeting”), the Starboard Appointee and/or the Additional Independent Appointee shall stand for election at the Next Annual Meeting along with the other Director Nominees (as defined below). Subject to any amendments to the Charter or Bylaws solely as they may relate to the terms of any directors, the Starboard Appointee shall serve as a Class II director with a term expiring at the Company’s 2021 annual meeting of stockholders and the Additional Independent Appointee shall serve as a Class III director with a term expiring at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”).

iii. In addition to the Starboard Appointee, the Additional Independent Appointee and the Independent Appointees, during the Standstill Period, Starboard shall have the right to recommend one additional independent director to the Board who shall be appointed to the Board in accordance with the procedures set forth in Section 1(a)(v) (the “Conditional Independent Appointee” and, together with the Independent Appointees, the Starboard Appointee and the Additional Independent Appointee, the “Appointed Directors”) if and only if (A) Starboard’s Ownership meets the Minimum Ownership Threshold and (B) the Company has not filed with the Securities and Exchange Commission (the “SEC”) any or all of the audited financial statements for the Company’s fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (collectively, the “Audited Financial Statements”) on or prior to March 31, 2018 (the “Filing Deadline”); provided, however, that the Company shall have no obligation to appoint the Conditional Independent Appointee in accordance with the terms of this Agreement if the Audited Financial Statements are filed with the SEC no later than thirty (30) days after the Filing Deadline. For the avoidance of doubt, if the Conditional Independent Appointee is appointed prior to the mailing of the Company’s definitive proxy statement for the Next Annual Meeting, the Conditional Independent Appointee shall stand for election at the Next Annual Meeting along with the other Director Nominees. Subject to any amendments to the Charter or Bylaws solely as they may relate to the terms of any directors, the Conditional Independent Appointee shall serve as a Class I director with a term expiring at the Company’s 2020 annual meeting of stockholders.

iv. Any Starboard Appointee who is not a partner of Starboard, any Additional Independent Appointee and any Conditional Independent Appointee (each an “Additional Independent Director”) must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of another company shall not (in and of itself) cause such person not to be deemed independent of Starboard), (C) qualify as “independent” pursuant to Nasdaq Stock Market listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Company’s Common Stock is listed for trading (the “Applicable Exchange Standards”)), (D) have the relevant financial and business experience to be a director of the Company, and (E) meet the Company’s publicly disclosed guidelines and policies with respect to service on the Board (the “Corporate Governance Guidelines and Policies”) as in effect as of the date of this Agreement (clauses (C) through (E), the “Director Criteria”).

v. The Company’s Nominating and Governance Committee (the “Nominating and Governance Committee”) shall make its determination and recommendation regarding whether an Additional Independent Director meets the criteria set forth in clauses (A) through (E) in Section 1(a)(iv) within five (5) business days after (A) such Additional Independent Director candidate has submitted to the Company the documentation required by Section 1(i)(v) and (B) representatives of the Board have conducted customary interview(s) of such Additional Independent Director candidate. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(v) as promptly as practicable, but in any case, assuming reasonable availability of the applicable Additional Independent Director candidate, within ten (10) business days, after Starboard’s submission of such Additional Independent Director candidate. In the event the Nominating and Governance Committee does not accept an Additional Independent Director candidate recommended by Starboard, Starboard shall have the right to recommend further Additional Independent Director candidate(s) whose appointment shall be subject to the Nominating and Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of an Additional Independent Director by the Nominating and Governance Committee, the Board shall vote on the appointment of such Additional Independent Director to the Board no later than five (5) calendar days after the Nominating and Governance Committee’s recommendation of such Additional Independent Director and shall take all necessary actions (including by increasing the size of the Board) to appoint such Additional Independent Director to the Board; provided, however, that if the Board does not elect such Additional Independent Director to the Board pursuant to this Section 1(a)(v), the Parties shall continue to follow the procedures of this Section 1(a)(v) until an Additional Independent Director is elected to the Board.

vi. At the Next Annual Meeting and at any other annual meeting of stockholders of the Company held during the Standstill Period, the Board will nominate and recommend, and the Company will support and solicit proxies only for the following directors: (A) the Independent Appointees; (B) the Starboard Appointee (if appointed as of such time); (C) the Additional Independent Appointee (if appointed as of such time); (D) the Conditional Independent Appointee (if appointed as of such time); (E) five (5) additional directors recommended by the Nominating and Governance Committee (such five (5) additional directors, the “Additional Directors”); and (F) any other director that may be appointed pursuant to Section 1(a)(viii) (the directors referred to in clauses (A) through (F), collectively and to the extent appointed as of such time, the “Director Nominees”). For the avoidance of doubt, the Company shall recommend, support and solicit proxies for the election of the Independent Appointees, the Starboard Appointee (if appointed as of such time), the Additional Independent Appointee (if appointed as of such time) and the Conditional Independent Appointee (if appointed as of such time) in the same manner as for the Additional Directors at the Next Annual Meeting and at any other annual meeting of stockholders of the Company held during the Standstill Period.

vii. If any Appointed Director (or any Starboard Replacement Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period, and at such time Starboard’s Ownership is at least the lesser of 3.0% of the Company’s then outstanding Common Stock and 1,719,127 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), Starboard shall have the ability to recommend a substitute person(s) in accordance with this Section 1(a)(vii) (any such replacement nominee shall be referred to as a “Starboard Replacement Director”). For the avoidance of doubt, any Starboard Replacement Director replacing the Starboard Appointee (irrespective of whether such Starboard Appointee is a Starboard partner) can be either (A) a Starboard partner or (B) another individual who meets the criteria set forth in this Section 1(a)(vii). Any Starboard Replacement Director must satisfy the Director Criteria and, in the case of any Starboard Replacement Director who is not a Starboard partner, must be (A) reasonably acceptable to the Board (such acceptance not to be unreasonably withheld) and (B) independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of another company shall not (in and of itself) cause such person not to be deemed independent of Starboard). Any Starboard Replacement Director who is replacing the Starboard Appointee and who is a partner of Starboard will be approved and appointed to the Board no later than five (5) business days following the submission of all completed documentation required by Sections 1(i)(iv) and 1(i)(v) so long as such Starboard Replacement Director qualifies as “independent” pursuant to the Applicable Exchange Standards. The Nominating and Governance Committee shall make its determination and recommendation regarding whether such Starboard Replacement Director (other than any Starboard Replacement Director who is a Starboard partner, who is covered by the prior sentence) meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(i)(v) and (2) representatives of the Board have conducted customary interview(s) of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(vii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the Nominating and Governance Committee does not accept a person recommended by Starboard as the Starboard Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Starboard Replacement Director nominee by the Nominating and Governance Committee, the Board shall vote on the appointment of such Starboard Replacement Director to the Board no later than five (5) business days after the Nominating and Governance Committee recommendation of such Starboard Replacement Director; provided, however, that if the Board does not elect such Starboard Replacement Director to the Board pursuant to this Section 1(a)(vii), the Parties shall continue to follow the procedures of this Section 1(a)(vii)

until a Starboard Replacement Director is elected to the Board. Upon a Starboard Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Starboard Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Until such time as any Starboard Replacement Director is appointed to any applicable committee, one of the other Appointed Directors (as designated by Starboard) will serve as an interim member of such applicable committee. Any Starboard Replacement Director designated pursuant to this Section 1(a)(vii) that is replacing an Appointed Director prior to the mailing of the Company’s definitive proxy statement for the Next Annual Meeting shall stand for election at the Next Annual Meeting together with the other Director Nominees.

viii. During the period commencing with the date hereof through the expiration or termination of the Standstill Period, the Board and all applicable committees of the Board shall take all necessary actions (including with respect to nominations for election at the Next Annual Meeting or at any other annual meeting of stockholders of the Company held during the Standstill Period) so that the size of the Board is no more than eight (8) directors; provided, however, the Board may be increased during this period solely to accommodate (A) the Starboard Appointee, (B) the Additional Independent Appointee, (C) the Conditional Independent Appointee and (D) one (1) additional director designated by a non-Starboard investor as a condition of any Offering (as defined below).

(b) Nominating and Governance Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Jacques Kerrest, Susan Riley and Bryan Wiener to the Nominating and Governance Committee and to appoint Jacques Kerrest as its chairman. During the Standstill Period, unless otherwise agreed by the Nominating and Governance Committee, the Nominating and Governance Committee shall be comprised of three (3) directors, consisting of Jacques Kerrest, Susan Riley and Bryan Wiener (so long as such directors are serving on the Board and continue to meet the qualifications for service on such committee).

(c) Compensation Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Susan Riley, Brent Rosenthal, Paul Reilly, and Wesley Nichols to the Company’s Compensation Committee (the “Compensation Committee”) and to appoint Paul Reilly as its chairman. During the Standstill Period, unless otherwise agreed by the Compensation Committee, the Compensation Committee shall be comprised of four (4) directors, consisting of Susan Riley, Brent Rosenthal, Paul Reilly, and Wesley Nichols (so long as such directors are serving on the Board and continue to meet the qualifications for service on such committee).

(d) Audit Committee.

The Board and all applicable committees of the Board shall take all necessary actions to appoint (i) Susan Riley, Jacques Kerrest, and Paul Reilly to the Company’s Audit Committee (the “Audit Committee”), effective immediately following the execution of this Agreement, and (ii) the Additional Independent Appointee to the Audit Committee, effective immediately following the appointment of the Additional Independent Appointee to the Board, with Susan Riley continuing as chair of the Audit Committee. During the Standstill Period, unless otherwise agreed by the Audit Committee, the Audit Committee shall initially be comprised of three (3) directors, consisting of Susan Riley, Jacques Kerrest and Paul Reilly, provided that upon the appointment of the Additional Independent Appointee to the Board, the Audit Committee shall be comprised of four (4) directors, consisting of Susan Riley, Jacques Kerrest, Paul Reilly and the Additional Independent Appointee (so long as such directors are serving on the Board and continue to meet the qualifications for service on such committee).

(e) Special Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Susan Riley, Wesley Nichols and Bryan Wiener to the Company’s Special Committee (the “Special Committee”) and to appoint Wesley Nichols as its chairman. During the Standstill Period, unless otherwise agreed by the Special Committee, the Special Committee shall be comprised of three (3) directors, consisting of Susan Riley, Wesley Nichols and Bryan Wiener (so long as such directors are serving on the Board and continue to meet the qualifications for service on such committee).

(f) New Committee Appointments.

i. Subject to the Company’s Corporate Governance Guidelines and Policies and Applicable Exchange Standards and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to ensure that during the Standstill Period, any new committee of the Board that may be established consists of two (2) Additional Directors and two (2) Appointed Directors. Without limiting the foregoing, the Board shall give each of the Appointed Directors the same due consideration for membership to any new committee of the Board as any other independent director.

ii. At any such time that Starboard may designate the Starboard Appointee, the Additional Independent Appointee or the Conditional Independent Appointee to the Board, the Board shall (A) consider committee appointments for such additional director in good faith based on the facts and circumstances existing at such time, including, but not limited to, the committee assignments of other directors and the skill sets of the new director and (B) appoint the Starboard Appointee, the Additional Independent Appointee and/or the Conditional Independent Appointee to at least one (1) committee within ten (10) days of such director joining the Board; provided, that if the additional director is a Starboard partner, then such additional director shall also be appointed to the Special Committee within ten (10) days of such director joining the Board and either (1) an Additional Director shall be appointed to the Special Committee or (2) an Appointed Director serving on the Special Committee shall be removed from the Special Committee.

(g) Offering Participation Right.

i. For purposes of this Agreement, “New Securities” means equity or equity-linked securities of the Company; provided that New Securities shall not include the issuance of any securities (A) pursuant to any stock incentive, dividend reinvestment or similar compensation plan, (B) as consideration in any business combination, acquisition or joint venture or (C) directly to any plaintiff in connection with any settlement of litigation involving the Company, provided that the sole purpose of such equity issuance is to settle such litigation based on the Company’s good faith determination that entering into such settlement is in the best interest of the Company and its stockholders.

ii. So long as Starboard’s Ownership is at least the Minimum Ownership Threshold, if, during the Standstill Period, the Board determines to issue New Securities to investors for cash (an “Offering”), then the Company shall offer thirty percent (30%) of the New Securities to Starboard (the “Offering Participation Right”).

iii. The Company shall deliver notice to Starboard of any intention to effect a private Offering (the “Private Offering Notice”) at least seventy-two (72) hours before the Company delivers any written offering circular or other written solicitation materials (collectively, “Solicitation Materials”) to other offerees in the private Offering, which such Private Offering Notice shall include the total number of New Securities to be issued in any such private Offering, the cash price for which the Company proposes to issue such New Securities and such other material terms as may be included in the Solicitation Materials. Starboard shall have seventy-two (72) hours from the time of its receipt of the Private Offering Notice to give written notice to the Company of its non-binding intent to exercise its Offering Participation Right with respect to such private Offering (the “Private Offering Exercise Notice”). If Starboard submits a Private Offering Exercise Notice, then the Company shall notify Starboard, and deliver final Solicitation Materials (if any), at least seventy-two (72) hours before the closing of such private Offering (the “Final Private Offering Notice”). Starboard shall have seventy-two (72) hours to given written notice to the Company of its binding exercise of its Offering Participation Right with respect to such private Offering (the “Final Private Offering Exercise Notice”). The Company agrees that any exercise by Starboard of its Offering Participation Right shall be on financial terms that are no less favorable than those of any other offeree participating in any such private Offering. If at any time following the receipt of a Final Private Offering Notice from the Company, there is any change in the material terms of the private Offering, the Company shall notify Starboard as promptly as practicable, and, to the extent that Starboard has delivered the Final Private Offering Exercise Notice, Starboard shall be given an opportunity to rescind and resubmit any such Final Private Offering Exercise Notice.

iv. The Company shall deliver notice to Starboard of any intention to effect a public Offering (the “Public Offering Notice”) as promptly as practicable, but in no event later than three (3) trading days prior to the filing of the preliminary prospectus with respect to such public Offering, which such Public Offering Notice shall include the expected number of New Securities proposed to be issued in such public Offering and the expected range of pricing. As promptly as practicable, but in no event later than twenty-four (24) hours prior to any marketing or “road show” activities, Starboard shall give written notice to the Company of its non-binding intent to exercise its right to acquire all or a portion of its Offering Participation Right with respect to such public Offering by indicating the cash price that Starboard would be willing to pay for New Securities to be issued in the public Offering (the “Public Offering Exercise Notice”).

v. Notwithstanding anything in this Section 1(g) to the contrary, if the Board, in consultation with the underwriters, placement agents or other distribution agents for a public Offering, determines that, in its reasonable view, a public Offering is oversubscribed, then the amount of New Securities to be offered to Starboard pursuant to the Offering Participation Right shall be reduced to an amount determined by the Board in consultation with the underwriters, placement agents or other distribution agents for a public Offering, but in no event shall such amount be less than (A) ten percent (10%) of the New Securities to be issued in such public Offering if and only if the public Offering is a registered and marketed public Offering of Common Stock and (B) twenty percent (20%) of the New Securities to be issued in such public Offering with respect to any other public Offering.

vi. For the avoidance of doubt, it is the Parties’ intention that, to the extent Starboard determines to exercise its Offering Participation Right, it shall do so on the same pricing terms as other investors in such Offering and shall neither be afforded any additional governance rights in the Company nor divested of any current governance rights in the Company, in each case except as otherwise set forth in this Agreement.

vii. In connection with the exercise of the Offering Participation Right, Starboard and the Company shall comply with applicable securities laws and regulations and regulations of any applicable self-regulatory organization and Applicable Exchange Standards. In furtherance of the foregoing, Starboard shall reasonably cooperate with the Company to facilitate a public Offering in which it is exercising its Offering Participation Right, including promptly providing the Company, upon the Company’s written request, with such information that the Company in good faith believes is required to be disclosed in any solicitation materials related thereto.

(h) Next Annual Meeting. The Company agrees to hold the Next Annual Meeting no later than sixty (60) days following the filing of the Audited Financial Statements.

(i) Additional Agreements.

i. Starboard will comply, and will cause each of its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

ii. Upon execution of this Agreement, Starboard hereby agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, (A) nominate or recommend for nomination any person for election at the Next Annual Meeting, directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, the Next Annual Meeting, directly or indirectly, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the Next Annual Meeting, directly or indirectly. Starboard shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(i)(ii); provided, however, that the foregoing shall not be deemed to limit the ability of the Starboard Appointee, if such Starboard Appointee is a Starboard partner, to act in accordance with his or her fiduciary duties to the Company and its stockholders.

iii. Starboard agrees that it will appear in person or by proxy at the Next Annual Meeting and will vote all shares of Common Stock beneficially owned by Starboard at the Next Annual Meeting (A) in favor of the Company’s nominees, (B) in accordance with the Board’s recommendation with respect to the ratification of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal, (D) in accordance with the Board’s recommendation with respect to the frequency of the Company’s “say-on-pay” proposals and (E) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal presented at the Next Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal, the frequency of the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal presented at the Next Annual Meeting (other than proposals relating to the election of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

iv. Prior to the appointment of the Starboard Appointee, if and only if such Starboard Appointee is a Starboard partner (or any Starboard Replacement Director who is a Starboard partner), Starboard agrees to obtain from such Starboard partner (or any Starboard Replacement Director who is a Starboard partner), and deliver to the Company, an irrevocable resignation letter pursuant to which the Starboard partner (or any Starboard Replacement Director who is a Starboard partner) shall resign from the Board and all applicable committees thereof if at any time Starboard’s Ownership of Common Stock decreases to less than the Minimum Ownership Threshold. Starboard shall promptly (and in any event within five (5) business days) inform the Company in writing if at any time Starboard’s Ownership of Common Stock decreases to less than the Minimum Ownership Threshold.

v. Prior to the date of this Agreement, the Independent Appointees have submitted to the Company a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members. The Starboard Appointee, the Additional Independent Appointee, the Conditional Independent Appointee and any Starboard Replacement Director will also promptly (but in any event prior to being placed on the Board in accordance with this Agreement) submit to the Company a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members.

vi. Starboard agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the Starboard Appointee, if and only if such Starboard Appointee is a Starboard partner (or any Starboard Replacement Director who is a Starboard partner), from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (B) any action taken in response to actions taken or proposed by Starboard or its Affiliates or Associates with respect to the Company, (C) any proposed transaction between the Company and Starboard or its Affiliates or Associates, or (D) an Offering.

vii. Promptly after the date of this Agreement, the Board and the Company shall take all necessary action to terminate that certain Tax Asset Protection Rights Agreement, dated as of February 8, 2017, by and between the Company and American Stock Transfer & Trust Company, LLC. Notwithstanding the foregoing, the Board (and not any committee thereof, including the Special Committee) shall have the right to adopt a stockholder rights plan in the future if it determines, in good faith, that doing so is in the best interest of the Company and its stockholders, provided, however, that any such stockholder rights plan adopted by the Board during the Standstill Period shall not have an ownership limit of less than 10% of the Company’s outstanding Common Stock, provided, further, that Starboard shall have the right to increase its beneficial ownership to up to 15% of the Company’s outstanding Common Stock (excluding any securities issued in connection with Starboard’s exercise of the Offering Participation Right) if the Board adopts a stockholder rights plan during the Standstill Period that has an ownership limit of less than 15% of the Company’s outstanding Common Stock. To the extent the Board determines to adopt a stockholder rights plan in the future pursuant to the preceding sentence, such rights plan shall not apply to Starboard’s then current ownership of equity of the Company. For the avoidance of doubt, any increases in Starboard’s ownership of equity of the Company resulting from Starboard’s exercise of the Offering Participation Right pursuant to Section 1(g) shall be exempted from any new rights plan referenced herein.

viii. Promptly after the date of this Agreement, the Parties shall file a joint stipulation to dismiss with prejudice Starboard Value and Opportunity Master Fund Ltd. v. comScore, Inc., C.A. No. 2017-0533-AGB (Del. Ch.) (the “Starboard Litigation”), and take all further action necessary to effect the dismissal of the Starboard Litigation.

ix. The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective no later than immediately following the execution of this Agreement, to determine, in connection with their initial appointment as a director and nomination by the Company at the Next Annual Meeting, as applicable, that each of the Appointed Directors is deemed to be (A) an Incumbent Director (as such term may be defined in the definition of “Change in Control” under certain Company incentive plans, options plans or employment agreements, including, without limitation, the Company’s 2007 Equity Incentive Plan, as amended and restated on September 8, 2014 (the “2007 Equity Plan”)

or any other related plans or agreements that refer to the 2007 Equity Plan’s definition of “Change in Control”) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or “Change in Effective Control” under certain incentive plans, options plans or employment agreements of the Company, including, without limitation, the Change of Control and Severance Agreements between the Company and certain of its named executive officers.

2. Standstill Provisions.

(a) Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is thirty (30) business days prior to the deadline for the submission of stockholder nominations for the 2019 Annual Meeting (which, for the avoidance of doubt, shall be the first annual meeting of stockholders at which directors are elected following the Next Annual Meeting) pursuant to the Bylaws or (y) the date that is ninety (90) days prior to the first anniversary of the Next Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

i. engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

ii. form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit B, but does not include any other entities or persons not identified on Exhibit B as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

iii. deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

iv. seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2019 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

v. (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

vi. seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

vii. seek to advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

viii. make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b) Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote its shares on any other proposal duly brought before the Next Annual Meeting or otherwise vote as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 1(i)(iii)).

(c) Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by the Appointed Directors of their fiduciary duties solely in their capacity as directors of the Company and in a manner consistent with their and Starboard’s obligations under this Agreement.

3. Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.

4. Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard’s Ownership is 2,775,000 shares of Common Stock and (f) as of the date hereof, other than as disclosed herein or in the Press Release (as defined below), Starboard does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5. Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard nor the Appointed Directors shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6. Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7. Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company, including, but not limited to its Schedule 13D filings, the Starboard Litigation and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $500,000 in the aggregate.

8. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

comScore, Inc.

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

Attention:	Carol A. DiBattiste
Facsimile:	(703) 438-2051
Email:	cdibattiste@comscore.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

Attention:	James C. Woolery / Cal Smith
Facsimile:	(212) 556-2222
E-mail:	jwoolery@kslaw.com

calsmith@kslaw.com

and to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

Attention:	Lizanne Thomas
Facsimile:	(404) 581-8330
E-mail:	lthomas@jonesday.com

If to Starboard or any member thereof:

Starboard Value LP

777 Third Avenue, 18th Floor

New York, New York 10017

Attention:	Jeffrey C. Smith
Facsimile:	(212) 845-7989
Email:	jsmith@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:	Steve Wolosky / Andrew Freedman
Facsimile:	(212) 451-2222
Email:	swolosky@olshanlaw.com

afreedman@olshanlaw.com

10. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12. Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives; provided, however, any statements regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company not supported by the Starboard Appointee that do not disparage, call into disrepute or otherwise defame or slander any of the Company’s officers, directors, employees, stockholders, agents, attorneys or representatives (“Opposition Statements”), if and only if such Starboard Appointee is a Starboard partner, shall not be deemed to be a breach of this Section 12 (subject to, for the avoidance of doubt, any obligations of confidentiality as a director that may otherwise apply); provided, further, that if any Opposition Statement is made by Starboard, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.

13. Mutual Release.

To the extent permitted by law, the Company, on the one hand, and Starboard, on the other hand, on behalf of themselves and for all of their affiliated, associated, related, parent and subsidiary entities, joint ventures and partnerships, successors, assigns, and the respective owners, officers, directors, partners, members, managers, principals, parents, subsidiaries, predecessor entities, agents, representatives, employees, shareholders, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any such person or entity (collectively “Released Persons”), irrevocably and unconditionally release, settle, acquit and forever discharge the other and all of their Released Persons, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction from the beginning of time to the date of this Agreement, including, without limitation, arising out of or related to the Starboard Litigation (the “Claims”); provided, however, this release and waiver of Claims shall not include (a) claims to enforce the terms of this Agreement or (b) claims that the Company, on the one hand, or Starboard, on the other hand, have no knowledge of as of the date of this Agreement.

14. Confidentiality.

Any Starboard Appointee who is a Starboard partner, if he or she wishes to do so, subject to Section 15, may provide confidential information of the Company which such Starboard partner learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Starboard, its Affiliates and Associates and legal counsel (collectively, “Starboard Representatives”), in each case solely to the extent such Starboard Representatives need to know such information in connection with Starboard’s investment in the Company; provided, however, that Starboard (a) shall inform such Starboard Representatives of the confidential nature of any such Company Confidential Information and (b) shall cause such Starboard Representatives to refrain from disclosing such Company Confidential Information to anyone (whether to any company in which Starboard has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with Starboard’s investment in the Company. The Starboard partner and Starboard shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.

15. Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

16. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except the provisions of Section 14, Section 15 and Section 16, which shall survive such termination.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

COMSCORE, INC.

By:	/s/ Susan Riley
Name: Susan Riley
Title: Chair

STARBOARD VALUE LP

By: Starboard Value GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP, its manager

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP, its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC, its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

By:	/s/ Peter A. Feld

Name: Peter A. Feld
Title: Authorized Signatory

EXHIBIT A

Class I Directors (if elected, to serve until the 2020 Annual Meeting)	1. Susan Riley 2. Wesley Nichols 3. Paul Reilly

Class II Directors (if elected, to serve until the 2021 Annual Meeting)	1. Brent Rosenthal 2. William Livek 3. Bryan Wiener

Class III Directors (if elected, to serve until the 2019 Annual Meeting)	1. Gian Fulgoni 2. Jacques Kerrest

A-1

EXHIBIT B

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE LP

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE R LP

STARBOARD VALUE R GP LLC

PETER A. FELD

MARK R. MITCHELL

JEFFREY C. SMITH

B-1

EXHIBIT C

PRESS RELEASE

NOT FOR IMMEDIATE RELEASE	Contact: Andrew Lipsman
comScore, Inc.
312-775-6510
press@comscore.com

comScore Names New Independent Directors to Board

Reaches Settlement Agreement with Starboard

Tax Asset Protection Rights Agreement Terminated

RESTON, Va. – September 29, 2017 – comScore, Inc. (OTC: SCOR) today announced that it has agreed to appoint new independent directors to its Board as part of a settlement agreement with Starboard Value LP, one of comScore’s largest shareholders, with a4.8% ownership position. The new independent directors, who were proposed by Starboard and approved by the comScore board, are Wesley Nichols, Paul Reilly and Bryan Wiener. Another new independent director to be proposed by Starboard will be named shortly as well. The four new directors will join the five directors currently serving on comScore’s Board.

Sue Riley, comScore’s Board Chair, said, “We are pleased to welcome these highly respected, independent directors to our board, and to have reached an agreement with Starboard that we believe is in the best interests of all our shareholders. The new directors will bring valuable experience and fresh perspectives to our Company at an important time, and their addition represents another significant step forward as we seek to set a clear path forward for comScore. Having now substantially reconstituted the Board and reached an agreement with Starboard, we continue to be laser focused on resolving the Company’s pending financial statement restatements and ensuring we deliver value to our shareholders.”

Peter A. Feld, Managing Member of Starboard Value, said, “The appointment of these new directors will provide additional insights and valuable expertise to comScore as it continues to focus on profitability and growth. We are pleased to have worked constructively with comScore to reach this agreement, which we believe will further strengthen the Board of Directors. We are confident that the newly reconstituted board will enhance value for shareholders and improve the Company’s financial reporting and operations.”

Pursuant to the agreement, Starboard has agreed to dismiss its current litigation against the Company. Further, in connection with the agreement, the Company announced that its tax asset protection rights agreement will terminate immediately.

The complete agreement between comScore and Starboard will be filed with the U.S. Securities and Exchange Commission on

Form 8-K.

King & Spalding served as the Special Committee’s legal advisor in connection with the Company’s settlement with Starboard and Jones Day served as the Company’s legal advisor. Goldman Sachs served as the Company’s financial advisor.

New Directors

Wesley Nichols is an industry authority in predictive analytics, AI/Machine Learning, and technology. He is currently a Board Partner at Upfront Ventures and an active technology investor and advisor. Most recently, he was the SVP, Strategy at Neustar, Inc., a leading company in authenticated identity for marketing and security, which was recently acquired by Golden Gate Capital. A year earlier, Neustar acquired his company MarketShare, where he was co-founder and CEO from 2005 to 2016. Prior to that, Mr. Nichols was President and CEO of TBWA’s digital business at Omnicom Group and founder and CEO of Direct Partners, which was acquired by Omnicom Group. Mr. Nichols is a member of the Board of Directors of TrueCar, Inc., BJ’s Restaurants, Inc. and the LAPD Foundation, and a Trustee of Randolph-Macon College. He is the author of the Harvard Business Review cover story, Analytics 2.0 and the 2016 winner of the EY Entrepreneur of the Year Award.

Paul Reilly is a global strategist and seasoned financial executive with first-hand understanding of operating in the global marketplace. He is currently a member of the board of directors of Cabot Microelectronics Corporation and Assurant, Inc. Most recently, Mr. Reilly served as EVP of Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions, until he retired in February 2017. Prior to that, he served in numerous senior executive roles at Arrow Electronics, including as EVP, Finance and Operations, CFO, SVP and Head of Global Operations. He joined Arrow Electronics in early 1991 and held various positions within the company prior to assuming the role of CFO in 2001. Before joining Arrow Electronics, Mr. Reilly worked in the business assurance practice of the New York office of KPMG Peat Marwick. He is a certified public accountant.

Bryan Wiener is an Internet entrepreneur with over 20 years of experience pioneering digital companies, and a track record for growing businesses in disruptive markets, including the rise of 360i as a leading digitally led advertising agency, where he currently serves as Executive Chairman (and previously served as CEO from 2005 to 2013). Prior to that, Mr. Wiener was Co-CEO of Innovation Interactive, the privately held parent company of 360i and digital media SaaS provider IgnitionOne, from 2004 until it was acquired by Dentsu in 2010. He also previously held a series of senior management positions at Net2Phone and as General Manager at TheGlobe.com. Mr. Wiener currently serves on the Advisory Board for IAB and the Newhouse School of Communications at Syracuse University, where he was inducted into the S.I. Newhouse School of Public Communications Hall of Fame. Mr. Wiener has been named a “Media Maven” by Advertising Age and to the “Mediaweek 50 List” (now part of Adweek).

About comScore

comScore is a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, comScore’s data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and a global footprint in more than 75 countries, comScore is delivering the future of measurement. Shares of comScore stock are currently traded on the OTC Market (OTC: SCOR). For more information on comScore, please visit comscore.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations regarding the Company’s financial re-restatement process, delivering and enhancing shareholder value and operational initiatives for growth. These statements involve risks and uncertainties that could cause our actual results to differ materially from expectations, including, but not limited to, the difficulty of predicting the timing of the completion of the Company’s financial restatements and related audits, its impact on the Company’s historical financial information, and the timing of the related filings; costs, risks and uncertainties associated with the restatements and audits; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters as well as risks and uncertainties associated with terminating the Company’s tax asset protection rights agreement and other uncertainties arising out of the Company’s settlement agreement with Starboard. For additional discussion of risk factors, please refer to filings that comScore makes from time to time with the SEC and which are available on the SEC’s website (www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not intend or undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Press Contact:

Andrew Lipsman

comScore, Inc.

312-775-6510

press@comscore.com

C-4